Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

BOYD GAMING CORPORATION

I. Corporate Name

The name of the Corporation is Boyd Gaming Corporation.

II. Principal Office

The principal office and place of business of the Corporation shall be 2950 South Industrial Road, Las Vegas, Nevada 89109.

III. Corporate Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the provisions of Chapter 78 of the Nevada Revised Statutes.

IV. Capitalization

A. Authorized Shares.

The Corporation is authorized to issue two classes of shares, designated “Common Stock” and “Preferred Stock.” The Corporation is authorized to issue in the aggregate (i) two hundred million (200,000,000) shares of its Common Stock having a par value of $.01 per shares and (ii) five million (5,000,000) shares of its Preferred Stock having a par value of $.01 per share.

B. Fully Paid and Non-Assessable.

Any and all shares of stock issued by the Corporation, the fixed consideration for which has been paid or delivered, shall be deemed fully paid stock and such shares shall not be liable for any further call or assessment thereon, and the holders of such stock shall not be liable for any further assessments.

C. Preemptive Rights.

No holder of shares of the Corporation of any class shall be entitled as such, as a matter of right, whether preemptive, preferential or otherwise, to subscribe for, purchase or receive any shares of the Corporation of any class, or any securities convertible into, exchangeable for, or carrying a right or option to purchase its shares of any class, whether now or hereafter authorized and whether issued, sold or offered for sale by the Corporation for cash or other consideration or by way of dividend, split of shares or otherwise. This provision shall be interpreted to deny preemptive or preferential rights to the maximum extent permitted under Nevada law.

V. Common Stock

A. Election of Directors.

The holders of the issued and outstanding shares of Common Stock shall be entitled to notice of and to vote at any meeting of stockholders of the Corporation. Subject to Section (b) of Article VIII, at any such meeting at which directors are elected, the holders of the Common Stock, voting as a separate class, shall be entitled to elect the number of directors of the Corporation who are being elected at such meeting. There shall be no right with respect to shares of stock of the Corporation to cumulate votes in the election of directors.

At all meetings of stockholders held for the purpose of electing directors, the presence, in person or by proxy, of the holders of shares representing a majority of the shares of the Common Stock entitled to vote thereat shall be required to constitute a quorum for the election of directors; provided, however, that in absence of a quorum, a majority of those holders of Common Stock who are present in person or by proxy shall have the power to adjourn the meeting for election of those directors, from time to time, without notice, other than announcement at the meeting, until the requisite number of holders of Common Stock shall be present in person or by proxy.

In the event of any vacancy among the directors elected, such vacancy may be filled by a vote of Common Stockholders, voting as a separate class, or, if prior to a stockholder vote, by a majority of the remaining directors. The term of any director elected by the remaining directors will expire at the time that the term of the director who created the vacancy would have expired.

B. Voting.

Each holder of Common Stock shall be entitled to one vote for each share held on all matters submitted to stockholders of the Corporation and shall vote together as a single class.

C. Dividends.

Subject to any future rights which may be granted to the holders of any series of Preferred Stock, and subject to any other provisions of these Restated and Amended Articles of Incorporation, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

D. Redemption of Stock.

As long as the Corporation remains either a holding company or an intermediary holding company subject to the statutes, regulations, rules, ordinances, orders or interpretations (the “Gaming Laws”) of any gaming authority (the “Gaming Authorities”), all securities of the Corporation shall be held subject to the applicable provisions of such Gaming Laws. Not by way of limitation, if the Corporation becomes, and so long as it remains, either a holding company or an intermediary holding company subject to regulation under the New Jersey Casino Control Act (the “New Jersey Act”), the Indiana Riverboat Gambling Act (the “Indiana Act”) or any other Gaming Authority which has similar requirements, all securities of the Corporation shall be held subject to the condition that if a holder thereof is found to be disqualified by either the New Jersey Casino Control Commission pursuant to the New Jersey Act, the Indiana Gaming Commission pursuant to the Indiana Act, or any other Gaming Authority which has similar requirements, such holder shall, at the election of the Corporation, either: (i) sell any or all of such securities to the Corporation at the Redemption Price (defined below); or (ii) otherwise dispose of his interest in the Corporation, all within 30 days following the Corporation’s receipt of notice (the “Notice Date”) of the holder’s disqualification. The Redemption Price shall be the lesser of (i) the lowest closing sale price of the such securities between the Notice Date and the date 30 days after the Notice Date or (ii) such holder’s original purchase price for such securities. The disqualified holder will also be responsible for and will pay all costs associated by the Corporation in connection with the disposition or redemption of securities, including but not limited to attorneys fees. Promptly following the Notice Date, the Corporation shall either deliver such written notice along with the Corporation’s election personally to the disqualified holder or shall mail it to such holder at the address shown on the Corporation’s records, or use any other reasonable means to provide notice. Failure of the Corporation to provide notice to a disqualified holder after making reasonable efforts to do so shall not preclude the corporation from exercising its rights. If any disqualified holder fails to dispose his securities within 30 days following the Notice Date, the corporation, by action of the Board of Directors, may redeem such securities at the lesser of (i) the lowest closing sale price of the such securities between the Notice Date and the date 30 days after the Notice Date or (ii) such holder’s original purchase price for such securities. So long as the corporation is a “publicly traded holding company” as defined in the New Jersey Act and the Indiana Act, commencing on the Notice Date, it shall be unlawful for the disqualified holder to: (i) receive any dividends or interest upon any securities of the Corporation held by such holder; (ii) exercise, directly or through any trustee or nominee, any right conferred by such securities; or (iii) receive any remuneration in any form, for services rendered or otherwise, from the Corporation or any subsidiary of the Corporation that holds a casino license.

VI. $100 Preferred Stock

(Elimination effective on October 22, 1993)

VII. Preferred Stock

The Preferred Stock of the Corporation may be issued in one or more series, and the Board of Directors of the Corporation is authorized to determine the designation and to fix the number of shares of each series. The Board of Directors of the Corporation is further authorized to fix and determine the dividend rate, premium or redemption rates, conversion rights, voting rights, preferences, privileges, restrictions and other variations granted to or imposed upon any wholly unissued series of Preferred Stock.

VIII. Board of Directors

A. Number of Directors.

The number of directors of the Corporation shall not be less than five (5) nor more than fifteen (15) until changed by amendment of the Articles of Incorporation. The exact number of members constituting the Board of Directors shall be fixed from time to time within the limits specified in the Articles of Incorporation by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

(Names and addresses of initial directors are intentionally omitted.)

B. Election of Directors.

Directors shall be elected by the vote of the holders of Common Stock pursuant to Article V of these Articles and as set forth in the Bylaws of the Corporation but subject to any designation of rights and preferences of any shares of Preferred Stock.

C. Term of Members of Board of Directors.

Each member of the Board of Directors shall serve for one year.

D. Removal of Directors.

Notwithstanding any other provision of the Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law), any director or the entire Board may be removed at any time, but only for cause or only by the affirmative vote of the holders of 66-2/3% or more of the outstanding shares of capital stock of this Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose.

IX. Director and Officer Liability

A director of the Corporation shall not be liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this provision shall not eliminate or limit the liability of a director or officer for:

1. acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law; or

2. in the case of directors, the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

If the Nevada Revised Statutes are hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, as so amended.

Indemnification by the Corporation of directors, officers or other agents of the Corporation may be authorized by the Bylaws of the Corporation or by resolution of the Board of Directors, to the fullest extent permitted under Nevada law at the time such indemnification is granted.

The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation as they are incurred and in advance of final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that such director is not entitled to be indemnified by the Corporation.

Any repeal or modification of the foregoing provisions of this Article IX by the stockholders of the Corporation or of the indemnification provisions of the Bylaws by the Board of Directors or the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing prior to the date when such repeal or modification becomes effective.

X. Incorporators

(Names and addresses of incorporators are intentionally omitted.)

XI. Existence

The Corporation shall have perpetual existence.

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